Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2016 Financial Results

•	All time-high revenues of $17.1 million, up 28% year-over-year

•	Royalty revenue of $9.6 million, up 69% year-over-year

•	Quarterly record of 56 million CEVA-powered LTE devices shipped

•	GAAP and non-GAAP fully diluted EPS growth of 1200% and 250% year-over-year

MOUNTAIN VIEW, Calif. – Aug 3, 2016 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced its financial results for the second quarter ended June 30, 2016.

Total revenue for the second quarter of 2016 was $17.1 million, a 28% increase compared to $13.4 million reported for the second quarter of 2015. Second quarter 2016 licensing and related revenue was $7.5 million, a decrease of 3% when compared to $7.7 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2016 was $9.6 million, an increase of 69% when compared to $5.7 million reported for the second quarter of 2015.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are very pleased with our performance for the quarter. We delivered record revenue for the second quarter in succession as royalties derived from LTE smartphones powered by our DSPs grew considerably. We continue to experience a healthy licensing environment and a stronger-than-normal sales pipeline as we capitalize on the accelerated industry transition towards ubiquitous connectivity and machine learning.”

U.S. GAAP net income for the second quarter of 2016 was $2.7 million, compared to $0.2 million reported for the same period in 2015. U.S. GAAP diluted earnings per share for the second quarter of 2016 were $0.13, an increase of 1200% compared to $0.01 reported for the second quarter of 2015.

Non-GAAP net income and diluted earnings per share for the second quarter of 2016 were $4.6 million and $0.21, respectively, representing a 263% and 250% increase, respectively over the $1.3 million and $0.06 reported for the second quarter of 2015. Non-GAAP net income and diluted earnings per share for the second quarter of 2016 excluded: (a) equity-based compensation expense, net of taxes, of $1.6 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.3 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for the second quarter of 2015 excluded: (a) equity-based compensation expense, net of taxes, of $0.8 million, and (b) the impact of the amortization of acquired intangibles and other costs, net of taxes, of $0.3 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed ten license agreements. Four of the agreements were for CEVA DSP cores, platforms and software and six of the agreements were for CEVA connectivity IPs. All ten of the licensing agreements signed during the quarter were for non-handset baseband applications and three were with first-time customers for CEVA. Target applications for customer deployment are vision processing for a virtual reality product, 5G base stations, voice processors, Bluetooth low energy and Bluetooth 5 connectivity for various IoT devices and storage drives. Geographically, four of the deals signed were in the U.S., four were in the APAC region and two were in Europe.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “With a record fifty-six million CEVA-powered LTE chips shipped in the quarter, we were able to more than offset the traditional seasonal weakness of the second quarter and deliver a 23% sequential increase in royalty revenues, which contributed to overall profitability. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled $138 million.”

CEVA Conference Call

On Aug 3, 2016 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/16067. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10089128) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 10, 2016. The replay will also be available at CEVA’s investor web site investors.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli	Richard Kingston
CEVA, Inc.	CEVA, Inc.
CFO.	VP Market Intelligence, Investor & Public Relations
+1.650.417.7941	+1.650.417.7976
yaniv.arieli@ceva-dsp.com	richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (Smart and Smart Ready), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements that CEVA continues to experience a healthy licensing environment and a stronger-than-normal sales pipeline as it capitalizes on the accelerated industry transition towards ubiquitous connectivity and machine learning.” The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies, including connectivity IPs, to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 3G and LTE networks, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	Unaudited
Revenues:
Licensing and related revenues	$7,470	$7,669	$16,120	$15,508
Royalties	9,633	5,690	17,491	11,685

Total revenues	17,103	13,359	33,611	27,193

Cost of revenues	1,403	1,550	3,031	2,735

Gross profit	15,700	11,809	30,580	24,458

Operating expenses:
Research and development, net	7,811	7,241	15,725	14,604
Sales and marketing	2,855	2,548	5,700	4,974
General and administrative	2,078	1,666	4,068	3,638
Amortization of intangible assets	309	324	618	649

Total operating expenses	13,053	11,779	26,111	23,865

Operating income	2,647	30	4,469	593
Financial income, net	561	269	1,002	242

Income before taxes on income	3,208	299	5,471	835
Income tax expenses	497	131	960	181

Net income	2,711	168	4,511	654

Basic net income per share	$0.13	$0.01	$0.22	$0.03
Diluted net income per share	$0.13	$0.01	$0.21	$0.03
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	20,604	20,564	20,562	20,491
Diluted	21,371	20,984	21,149	20,971

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
	Unaudited

GAAP net income	$2,711	$168	$4,511	$654
Equity-based compensation expense included in cost of revenue	54	42	114	77
Equity-based compensation expense included in research and development expenses	775	494	1,421	885
Equity-based compensation expense included in sales and marketing expenses	255	165	502	244
Equity-based compensation expense included in general and administrative expenses	525	126	1,046	470
Income tax benefit related to equity-based compensation expenses	(53)	—	(97)	—
Costs associated with the RivieraWaves acquisition, net of taxes		49		147
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	309	216	618	428

Non-GAAP net income	$4,576	$1,260	$8,115	$2,905

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	21,371	20,984	21,149	20,971

Weighted-average number of shares related to outstanding stock-based awards (in thousands)	344	259	397	187

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	21,715	21,243	21,546	21,158

GAAP diluted net income per share	$0.13	$0.01	$0.21	$0.03
Equity-based compensation expense, net of taxes	$0.07	$0.04	$0.14	$0.08
Costs associated with the RivieraWaves acquisition, net of taxes	—	—		$0.01
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	$0.01	$0.01	$0.03	$0.02

Non-GAAP diluted net income per share	$0.21	$0.06	$0.38	$0.14

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30, 2016	December 31, 2015 (*)
	Unaudited	Unaudited

ASSETS

Current assets:
Cash and cash equivalents	$18,664	$18,909
Marketable securities and short term bank deposits	103,853	79,033
Trade receivables, net	10,775	4,068
Prepaid expenses and other current assets	3,826	4,017

Total current assets	137,118	106,027

Long-term assets:
Long term bank deposits	15,099	41,334
Severance pay fund	7,720	7,297
Deferred tax assets	1,884	1,628
Property and equipment, net	4,105	3,731
Goodwill	46,612	46,612
Intangible assets, net	3,596	4,214
Other long-term assets	3,972	1,806

Total assets	$220,106	$212,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$1,249	$693
Deferred revenues	2,113	2,763
Accrued expenses and other payables	14,466	15,527

Total current liabilities	17,828	18,983

Long-term liabilities:
Accrued severance pay	8,201	7,571

Total liabilities	26,029	26,554

Stockholders’ equity:
Common stock:	21	21
Additional paid in-capital	209,334	208,744
Treasury stock	(47,463)	(51,798)
Accumulated other comprehensive loss	(6)	(419)
Retained earnings	32,191	29,547

Total stockholders’ equity	194,077	186,095

Total liabilities and stockholders’ equity	$220,106	$212,649

(*)	Derived from audited financial statements